UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2020

Talos Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38497	82-3532642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 3300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 328-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	TALO	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Heitzman Separation

On January 20, 2020, it was determined that Stephen E. Heitzman’s employment with Talos Energy Operating Company LLC (the “Employer”), a subsidiary Talos Energy Inc. (the “Company”), as the Company’s Executive Vice President and Chief Operating Officer would terminate, effective as of February 17, 2020 (the “Separation Date”). Mr. Heitzman was an original founder of the Company and joined Talos Energy LLC upon its inception in April 2012. He has served as the Company’s Executive Vice President and Chief Operating Officer since May 2018.

On January 22, 2020, the Company, the Employer and Mr. Heitzman entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Heitzman will be eligible to receive: (i) in accordance with the terms of the Talos Energy Operating Company LLC Executive Severance Plan (the “Severance Plan”), a lump sum cash payment equal to 1.5 times Mr. Heitzman’s current annualized base salary, or $622,500; (ii) a pro-rated bonus for the 2020 calendar year based on target performance; (iii) in accordance with the terms of the Severance Plan, a bonus for the 2019 calendar year based on actual achievement of the applicable performance metrics; (iv) in accordance with the terms of the Severance Plan, partially subsidized continuation coverage for Mr. Heitzman, his spouse and eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for 18 months, unless such coverage is earlier terminated in accordance with the terms of the Severance Plan; (v) accelerated vesting of all of Mr. Heitzman’s 3,508 unvested time-based restricted stock units (“RSUs”) granted in 2018; and (vi) pursuant to the terms of Mr. Heitzman’s RSU award granted in 2019, accelerated vesting of the number of RSUs scheduled to vest within the 12-month period following the Separation Agreement. Additionally, Mr. Heitzman will be deemed to have met the applicable service requirement with respect to (a) the 10,522 performance share units (“PSUs”) granted in 2018 and (b) a pro-rata portion of the PSUs granted in 2019, and all such PSUs will remain outstanding and eligible to vest subject to satisfaction of the applicable performance metrics through the end of the applicable performance period. The Separation Agreement also includes certain restrictive covenants, including confidentiality, non-solicitation and non-disparagement clauses, a six-month continued cooperation requirement, a general release of claims in favor of the Company and its affiliates, and a Confirming Release Agreement that Mr. Heitzman will execute following the Separation Date in order to reaffirm the general release included in the Separation Agreement. The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Mr. Heitzman also holds Series B Units (the “Series B Units”) in each of AP Talos Energy LLC and AP Talos Energy Debtco LLC, each a stockholder of the Company and an affiliate of Apollo Global Management, LLC, and Riverstone Talos Energy Equityco LLC and Riverstone Talos Energy Debtco LLC, each a stockholder of the Company and an affiliate of Riverstone Holdings LLC (collectively, the “Feeder Entities”), which Series B Units are intended to constitute “profits interests” for federal tax purposes. In connection with Mr. Heitzman’s separation, the managers of each of the Feeder Entities determined it was appropriate to waive each of the applicable Feeder Entity’s rights to repurchase Mr. Heitzman’s vested Series B Units in connection with his separation and the forfeiture of the unvested Series B Units held by Mr. Heitzman, which Series B Units will remain outstanding and eligible to vest in accordance with the vesting terms applicable to such Series B Units. The board of directors of the Company (the “Board”) was not involved in approving the foregoing treatment with respect to the Series B Units.

Abendschein Appointment

On January 20, 2020, the Board appointed Robert D. Abendschein to succeed Mr. Heitzman and serve as the Company’s Executive Vice President and Head of Operations, effective as of February 17, 2020.

Prior to joining the Company, Mr. Abendschein, 58, served as the Chief Executive Officer of Venari Resources LLC (“Venari”) from April 2018 to November 2019, where he was appointed by a consortium of private equity investors to lead the advancement of multiple globally recognized development projects (Anchor and Shenandoah) and managed all stages of strategy, exploration and business development activities. Mr. Abendschein previously served as the Chief Operating Officer of Venari from August 2017 to April 2018. Prior to joining Venari, Mr. Abendschein served 33 years with Anadarko Petroleum Corporation, (“Anadarko”) and predecessor companies, including as the Vice President of Worldwide Deepwater from March 2015 to August 2017, in which he led Anadarko’s worldwide offshore portfolio comprised of over 600 employees, production of approximately 250 thousand barrels of oil equivalent per day and capital investments of approximately $1.2 billion per year. He also served in other key executive roles at Anadarko, including as the Vice President of Exploration and Production Services from June 2013 to March 2015 and Vice President of Corporate Development from February 2010 to June 2013. Mr. Abendschein serves on the board of directors and compensation committee of SEACOR Marine Inc., the board of directors and trustee committee of The Cynthia Woods Mitchell Pavilion, the board of directors of Offshore Energy Center and the National Ocean Industries Association. Mr. Abendschein earned a BS in Petroleum Engineering from Texas A&M University.

In connection with his appointment, the Company and Mr. Abendschein entered into an offer letter (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Mr. Abendschein will be eligible to receive an initial annualized base salary of $475,000. Mr. Abendschein will also be eligible to participate in the Company’s annual bonus program, with a target bonus equal to 80% of his annualized base salary for 2020, subject to the achievement of any applicable performance criteria and the terms and conditions of the program. The Offer Letter also provides that Mr. Abendschein will be eligible to receive awards under the Talos Energy Inc. Long Term Incentive Plan (the “LTIP”). Mr. Abendschein’s awards under the LTIP for 2020 have an expected value equal to $1,200,000 and will be granted at the time awards are granted to other executive officers, subject to approval by the Board and the terms and conditions of the LTIP and the award agreements pursuant to which they are granted.

In addition, consistent with the terms of the Offer Letter and effective as of February 17, 2020, Mr. Abendschein entered into a participation agreement under the Severance Plan, pursuant to which Mr. Abendschein will be eligible to participate in the Severance Plan as a Tier 2 Executive, subject to the terms and conditions of the Severance Plan and the participation agreement. A description of the Severance Plan and the benefits Mr. Abendschein will be eligible to receive thereunder is included in our Definitive Proxy Statement for our 2019 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2019, under the heading “Potential Payments Upon Termination or Change in Control—Executive Severance Plan.”

In connection with his appointment, the Company also entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Abendschein, effective as of February 17, 2020. The Indemnification Agreement requires the Company to indemnify Mr. Abendschein to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified.

The foregoing descriptions of the Offer Letter and the Indemnification Agreement are not complete and are qualified in their entirety by reference to the full text of the Offer Letter and the Indemnification Agreement, which are attached as Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated into this Item 5.02 by reference.

From August 2017 to April 2018 and from April 2018 to November 2019, Mr. Abendschein served as the Chief Operation Officer and Chief Executive Officer, respectively, of Venari. On November 27, 2019, Talos executed a purchase and sale agreement for the acquisition of certain assets from Venari for a total consideration of $5,000,000, subject to certain adjustments. There are no other related party transactions between the Company and Mr. Abendschein reportable under Item 404(a) of Regulation S-K that have not been previously disclosed. There are no arrangements or understandings between Mr. Abendschein and any other persons pursuant to which he was appointed as an officer of the Company, and Mr. Abendschein does not have any familial relationships with any director or executive officer of the Company.

Item 7.01.	Regulation FD Disclosure.

On January 23, 2020, the Company issued a press release in connection with Mr. Abendschein’s appointment as the Company’s Executive Vice President and Head of Operations. A copy of the press release issued by the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K under this heading, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such a filing.

Item 8.01	Other Events.

The Board has determined that the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”) will be held on May 12, 2020 at 10:30 a.m. Houston time. The Board has set March 16, 2020 as the record date for determining stockholders entitled to receive notice of, and vote at, the 2020 Annual Meeting.

Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), any stockholder who wishes to notify the Company of a director nomination or other business to be brought before the stockholders at the 2020 Annual Meeting, must ensure that such nomination or business proposal is received by the Company no later than the close of business on February 6, 2020, which is the close of business on the 90th calendar day prior to the first anniversary of the preceding year’s annual meeting. Any such proposal must be received at the Company’s principal executive offices by such deadline, addressed to the Corporate Secretary at 333 Clay Street, Suite 3300, Houston, TX 77002, and must otherwise comply with all other requirements of the applicable rules of the SEC and the Bylaws. The deadline has passed for stockholders who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2020 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in the proxy materials for such meeting any stockholder nomination or business proposal which does not meet the requirements of the SEC in effect at the time.

Under the Company’s amended and restated bylaws, the deadline has passed for notifying the Company of director nominations or other business to be brought before the stockholders at the 2020 Annual Meeting.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Separation and Release Agreement between Stephen E. Heitzman and Talos Energy Operating Company LLC, dated as of January 22, 2020.

10.2	Offer Letter between Talos Energy Inc. and Robert D. Abendschein, dated as of December 26, 2019.

10.3	Indemnification Agreement (Robert D. Abendschein), dated as of January 21, 2020.

99.1	Press Release of Talos Energy Inc., dated as of January 23, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2020

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President, General Counsel and Secretary

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